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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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[SPHERIX INCORPORATED LOGO]

12051 Indian Creek Court
Beltsville, Maryland 20705

Notice of Annual Meeting of Stockholders
to be held on May 15, 2002
and Proxy Statement

        The Annual Meeting of Stockholders of Spherix® Incorporated (the "Company") will be held at the Company's headquarters, 12051 Indian Creek Court, Beltsville, Maryland 20705, on May 15, 2002, at 2:00 p.m., Eastern Daylight Time.

        The items of business are:

  (1)
  Election of nine (9) Directors to serve until new Directors are elected at the next Annual Meeting or, should any resign after election or become incapable of serving, until the respective successors are duly appointed for the remainder of the year.

  (2)
  Ratification of the appointment of the independent accountants.

  (3)
  Transaction of other business that may properly come before the Meeting.

        These items are more fully described in the following pages, which are hereby made part of this Notice.

        The Company's Proxy Statement, Proxy Card, and Summary Annual Report for 2001 accompany this Notice.

        Pursuant to the Bylaws of the Company, the Board of Directors has fixed the close of business on March 18, 2002 as the Record Date for determination of Stockholders entitled to Notice and to vote at the Annual Meeting and any adjournment thereof. Only Common Stockholders of record on the date so fixed are entitled to vote.

BY ORDER OF THE BOARD OF DIRECTORS
Katherine M. Brailer, Corporate Secretary

PLEASE EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. IF YOU DO ATTEND THE MEETING AND VOTE PERSONALLY, YOUR PROXY WILL AUTOMATICALLY BE REVOKED AT THAT TIME.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
May 15, 2002

        This Proxy Statement is being mailed on or about April 8, 2002, with the solicitation of Proxies in the accompanying form by the Board of Directors of Spherix® Incorporated, a Delaware corporation. The Annual Meeting of its Stockholders will be held May 15, 2002, at 2:00 p.m. E.D.T., at the Company's headquarters, 12051 Indian Creek Court, Beltsville, Maryland 20705. The cost of solicitation of Proxies will be borne by the Company. The Company will reimburse brokers, banks, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending Company-supplied Proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, Directors, Officers and employees of the Company may solicit Proxies personally or by telegraph or telephone without additional compensation.

        All shares represented by Proxy will be voted at the Meeting in accordance with the choices specified on the Proxy, and where no choice is specified, in accordance with the recommendations of the Board of Directors. Thus, where no choice is specified, the Proxies will be voted for the election of Directors, and for ratification of the appointment of independent accountants. A Stockholder giving a Proxy will have the power to revoke it at any time before it is exercised. A Proxy will be revoked automatically if the Stockholder who executed it is present at the Meeting and elects to vote in person.

        Each Stockholder will be entitled to one vote for each share of Common Stock $.005 par value per share ("Common Stock") held by the Stockholder at the close of business on March 18, 2002. At that time, there were 10,759,068 shares of Common Stock outstanding.

        In accordance with the laws of the State of Delaware and the Company's Certificate of Incorporation and By-Laws, a majority of the outstanding shares of Common Stock will constitute a quorum at the Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum for the transaction of business. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions and broker non-votes are not counted for purposes of the election of Directors. An abstention will be counted as a vote against the approval of any other matter to come before the Annual Meeting. Broker non-votes will have no effect on the outcome of any other matter scheduled to come before the Annual Meeting.

It is anticipated that the Directors and Officers will vote their shares of Common Stock in favor of the Nominees for election to the Board of Directors listed herein, and for ratification of the appointment of independent accountants listed herein.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

        Directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders or, upon resignation or inability to serve, until their respective successors are duly appointed for the remainder of the year. The Bylaws of the Company authorize up to eleven (11) Directors. However, the Nominating Committee believes it is not presently necessary or cost effective to fill all Board positions. Unless otherwise instructed, the persons named in the accompanying Proxy intend to vote the Shares represented by the Proxy FOR the election of the nine (9) Nominees listed below. Although it is not contemplated that any Nominee will decline or be unable to serve as a Director, in such event, Proxies will be voted by the Proxy holder for such other persons as may be designated by the Board of Directors, unless the Board of Directors reduces the number of Directors to be elected. Election of a Board of Directors requires a plurality of the votes cast at the Meeting.

        The current Board of Directors are Gilbert V. Levin, David H. Affeldt, Lionel V. Baldwin, Thomas W. Gantt, M. Karen Levin, Anne S. MacLeod, Thomas G. Moore, and Deborah S. Streb.

        The following table sets forth certain information about the Nominees for Directors as of March 18, 2002.

Nominees for Election to Board of Directors

Name	Age	Position	Director Since
Gilbert V. Levin	77	Chair, CEO, and Treasurer	1967
David H. Affeldt	37	Director, President and COO	2001
Lionel V. Baldwin	69	Director	1976
Thomas W. Gantt	60	Director	1999
M. Karen Levin	82	Director and Vice President for Communications	1968
Anne S. MacLeod	71	Director	1992
Thomas G. Moore	62	Director	2000
Carol Y. Sanchez	40	NA	NA
Deborah S. Streb	46	Director	2000

        Dr. Levin founded the Company in 1967 and has been Chair and/or CEO since incorporation. He is also Director of the Firm's BioSpherix Division, reporting directly to the Board. He previously served in the public health departments of Maryland, California, and the District of Columbia and, subsequently, as a research scientist and corporate official. Among his inventions are low-caloric sweeteners; biological nutrient removal (BNR) for municipal wastewater, rapid detection and identification of microorganisms; and the Labeled Release life detection experiment that landed on Mars in 1976 aboard NASA's Viking Mission. He holds a Bachelor's, Master's, and a Ph.D., all from The Johns Hopkins University, where he also served on its Board of Trustees and presently serves on its National Advisory Councils for the Whiting School of Engineering and for the Sheridan Libraries.

        Mr. Affeldt joined Spherix in 1998 as Director of Technical Services and was elected Executive Vice President. He was elected by the Board to the Office of President and COO effective January 1, 2001. He is responsible for oversight of the Company's operations. He works with the other Officers and top management to formulate policy and to develop business strategy. Before joining Spherix, he was Vice President of Capital Technology Information Services, where he managed several aspects of that firm's 600% growth over 2 years. Previously, he served as Director of Information Systems of an advanced computer center for a Department of Defense program. Mr. Affeldt holds an M.B.A. from Loyola College and a B.S. from Towson University, specializing in computer technology.

        Dr. Baldwin is President Emeritus, National Technological University (NTU), and President, NTU Foundation, Fort Collins, Colorado. Prior to founding NTU in 1984, he served as Dean of the College of Engineering at Colorado State University (CSU) for 20 years. In that position, he also coordinated research programs with emphasis on the environment. Dr. Baldwin is a leader in developing linkages between industry and universities. In 1967, he created the first interactive television (ITV) program in the Nation, employing courier-carried videotape to deliver CSU graduate classes to several Colorado industries. He has published over 50 technical papers on turbulent diffusion in the atmosphere and educational technology issues. Dr. Baldwin holds a Ph.D. from Case Institute of Technology.

        Mr. Gantt, President of TWG Associates, a company he founded in 1996 to consult with government contractors on financial aspects of their businesses, previously served corporations in a variety of senior financial and administrative positions. His 30 years of such experience include the positions of Director of Finance and Contracts Administration at University Research Corporation, Comptroller and Manager of Administrative Services at Applied Management Sciences, Manager of

Administration/Accounting at Hittman Associates and Director of Finance and Administration at the Graduate School of the U.S. Department of Agriculture. He also served as Executive Director and Chief Financial Officer of The Battle of Normandy Foundation. Prior to his nomination for a Board position, Mr. Gantt served Spherix as a financial consultant. He obtained his B.S. degree in business administration and accounting at Texas A & M University—Corpus Christi in 1966, and successfully completed graduate studies in business and psychology at Fairleigh Dickinson University and The Johns Hopkins University.

        Mrs. Levin is Vice President for Corporate Communications. Mrs. Levin leads Spherix's public relations information efforts and coordinates proposals for government and commercial business development. She served as Director of the Company's Information Services Division for 25 years, while it grew into a major sector spawning the Government and Commercial Information Divisions. Previously, Mrs. Levin was science and medical reporter and writer for the Washington Bureau of Newsweek magazine. She also served as writer and public information consultant to the National Institute of Mental Health. She joined the Company in 1968, a year after its founding. Mrs. Levin holds a B.A. in English from Vassar College. Mrs. Levin is the wife of Dr. Levin.

        Dr. MacLeod is Professor, College of Library and Information Services and former Acting Director of Libraries, University of Maryland, College Park. She is also a specialist in the design of communications for specific audiences, and is an authority on literature for children and youths. Dr. MacLeod holds a Ph.D. in American history and a Master of Library Sciences, both from the University of Maryland.

        Mr. Moore was President and Chief Executive Officer of Community Bank of Maryland from 1990 until his retirement early in 2001. Prior to his career at Community, he was President and Chief Executive Officer at Farmers National Bank of Maryland and at Central National Bank of Maryland. After obtaining his B.A. in economics at the University of Maryland, Mr. Moore obtained his L.L.B. at the University of Baltimore. He has studied investment banking at the New York Institute of Finance, and completed the commercial banking program at the Stonier Graduate School of Banking of Rutgers University. Mr. Moore served on the Board of the Bowie Health Center Foundation, and has been on the Boards of the Washington Adventist Hospital and the Anne Arundel Medical Center. He currently serves as an arbitrator for NASD Dispute Resolution, Inc.

        Mrs. Sanchez, a systems analyst and program manager, worked for 7 years for IBM in progressively responsible positions, winning awards at each step. She led an interdisciplinary team of HR program managers, IT architects, and communications experts to produce a single knowledge-base accessible to IBM employees across the U.S. She then served as a key member of a corporate task force to redesign IBM's U.S. management intranet. In the 4 years between earning her B.A. from Cornell and her M.A. from the University of Michigan, Mrs. Sanchez worked for Spherix as Facilities Manager. Mrs. Sanchez currently is the proprietor of Web Designs, Raleigh, North Carolina. She is the daughter of Dr. and Mrs. Levin.

        Mrs. Streb is Chief Administrative Officer, UnitedHealthcare. Starting as Project Manager in 1988, she has served that company in increasingly responsible technical and administrative positions, becoming Vice President, Administration in 1997, and achieving her current position in 1998. After graduating with the degree of Bachelor of Science, Biomedical Communications from the Ohio State University College of Medicine School of Allied Medical Professions in 1977, Mrs. Streb's employment encompassed computer programming and analysis, systems analysis, documentation specialties and technical management at firms including Warner Amex, Bank One of Columbus, NA, and Rockwell International. Mrs. Streb serves on the Immunization Registry Advisory Council of Project LOVE, on the Board of Directors of the Columbus Cancer Clinic, and as a Trustee of the Central Ohio Chapter of the Leukemia Society of America.

        In 2001, each of the non-employee Directors was granted options for 1,000 shares of Common Stock. The options have an exercise price of $9.55 per share and expire on November 15, 2006. Each non-employee Director was paid an annual retainer of $2,000 and fees of $1,200 for each Meeting of the Board and each in-person Committee Meeting he or she attended that did not coincide with a Board Meeting. Employee Directors are not paid for their services as Directors.

        No Director serves as a Director of any other publicly-held company. There is not and has not been for the previous two fiscal years any relationship between the Company and any public company in which any Director has a 1% or greater interest.

Board Of Directors and Committee Meetings in Board Year 2001-2002

        The Company's Board of Directors held four (4) Regular Meetings from May 15, 2001, to February 2002, all of which were attended by all members. In addition, there were four (4) special meetings. The Board of Directors has five (5) Committees: Audit, Compensation, Employee Benefits, Executive, and Nominating.

        The Audit Committee members are Thomas W. Gantt, Chair; Thomas G. Moore; and Deborah S. Streb. All such members are independent as defined in the rules of the NASD. The Committee has authority to review the financial records of the Company, deal with its independent auditors, recommend to the Board policies with respect to financial reporting, and investigate all aspects of the Company's business. There were four (4) meetings, which were attended by all Committee Members. A written charter has been adopted for the Audit Committee.

        The Compensation Committee recommends various incentives for key employees to encourage and reward increased financial performance, productivity and innovation. Its members are Lionel V. Baldwin, Chair; Anne S. MacLeod; and Thomas G. Moore. There were three (3) meetings, attended by all Committee Members.

        The Employee Benefits Committee oversees the management of the Company's Retirement Plan and all non-compensation fringe benefits. Its members are Deborah S. Streb, Chair; David H. Affeldt; M. Karen Levin; Anne S. MacLeod; and Karen L. Higgins (staff). Four (4) meetings were held, attended by all Committee Members.

        The Executive Committee may act on behalf of the Board of Directors on matters requiring action in the interim between meetings of the full Board. Its members are Gilbert V. Levin, Chair; David H. Affeldt; Lionel V. Baldwin; and Thomas G. Moore. No meetings were held by this Committee.

        The Nominating Committee nominates the proposed Board for election by the Stockholders. Its members are Gilbert V. Levin and M. Karen Levin, who held one (1) meeting.

Security Ownership Of Certain Beneficial Owners And Management

        The following table sets forth the shares of Common Stock beneficially owned by all Officers and Directors as a group as of March 18, 2002. Except for Gilbert V. Levin, Chair of the Board and CEO; M. Karen Levin, Vice President for Communications; and RGC International Investors LDC ("RGC"), c/o Rose Glen Capital Management, L.P., 251 St. Asaphs Road, Suite 200, 3 Bala Plaza East, Bala Cynwyd, Pennsylvania 19004, no person is known by the Company to own beneficially more than 5% of the outstanding Common Stock. The ownership of Dr. and Mrs. Levin is detailed below. As of December 31, 2001, RGC owned 225,982 shares of Common Stock and held warrants to acquire up to an additional 1,660,973 shares of Common Stock, exercisable at prices ranging from $6.40 to $8.00 per share. The warrants provide, however, that the ownership of RGC and its affiliates may not exceed 9.9% of the outstanding shares of Common Stock of the Company.

Beneficial Ownership of Common Stock by Officers and Directors

Title of Class	Name of Beneficial Owner	Amount and Nature of Ownership		Percent Of Class
Common	M. Karen Levin	1,447,709	(2)	12.1%
Common	Gilbert V. Levin	1,385,248	(1)(2)	11.6
Common	Richard C. Levin	67,548	(2)	*
Common	Lionel V. Baldwin	29,818	(2)	*
Common	David H. Affeldt	10,000	(2)	*
Common	Anne S. MacLeod	9,000	(2)	*
Common	Thomas G. Moore	8,000	(2)	*
Common	Roger A. Downs	4,000	(2)	*
Common	Deborah S. Streb	2,600	(2)	*
Common	Thomas W. Gantt	2,000	(2)	*
Common	All Officers and Directors as a Group	2,965,923	(2)	24.7

*
Less than 1% of the outstanding shares of Common Stock of the Company.

(1)
Includes 1,600 shares held jointly with M. Karen Levin.

(2)
Included in the number of shares beneficially owned by M.K. Levin, G.V. Levin, R.C. Levin, L.V. Baldwin, D.H. Affeldt, A.S. MacLeod, T.G. Moore, R.A. Downs, D.S. Streb, T.W. Gantt, and All Officers and Directors as a Group are 46,000, 25,250, 46,750, 9,000, 10,000, 9,000, 2,000, 4,000, 2,000, 2,000, and 156,000 shares, respectively, which such persons have a right to acquire within 60 days pursuant to stock options.

        As of March 18, 2002, Gilbert V. Levin, Chair, Chief Executive Officer, and Treasurer and M. Karen Levin, Vice President for Communications, 3180 Harness Creek Rd., Annapolis, Maryland, beneficially owned in the aggregate 2,832,957 shares of Common Stock (23.5% of the 12,031,343 outstanding shares1). Dr. Gilbert V. Levin and Mrs. M. Karen Levin are husband and wife. As principal Stockholders of the Company, they are considered control persons with respect to the Company.

        All Directors and Officers as a group, as beneficial owners of 2,965,923 shares of Common Stock, owned 24.7% of the 12,031,343 outstanding shares1. With the exception of RGC and Cede & Co., the holder of record for certain brokerage firms and banks, no other person is known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company.

        In 1978, with Stockholder approval, the Company entered into agreement with Gilbert V. Levin and M. Karen Levin whereby, upon their death, the Company would redeem from their estates the number of Common Shares necessary to pay estate taxes and administrative expenses of the estate, up to $5 million designed to avoid a possible overhang of a forced sale of stock. This agreement is funded (at present values) by a life insurance policy on the Levins for which the Company is the beneficiary. Although the number of shares that would be redeemed is indeterminable, such redemption may affect ownership and control of the Company.

        In February 2001, the Board of Directors adopted the Rights Agreement (the "Agreement"). The Agreement provides each stockholder of record a dividend distribution of one "right" for each outstanding share of the Company's common stock. Rights become exercisable at the earlier of ten days following: (1) a public announcement that an acquirer has purchased or has the right to acquire 10% or more of the Company's common stock, or (2) the commencement of a tender offer which would result in an offeror beneficially owning 10% or more of the outstanding common stock of the Company. All rights held by an acquirer or offeror expire on the announced acquisition date, and all rights expire at the close of business on December 31, 2010. Each right entitles a stockholder to acquire at a stated purchase price, 1/100 of a share of the Company's preferred stock, which carries voting and dividend rights similar to one share of its common stock. Alternatively, a right holder may elect to purchase for the stated price an equivalent number of shares of the Company's common stock at a price per share equal to one-half of the average market price for a specified period. In lieu of the stated purchase price, a right holder may elect to acquire one-half of the common stock available under the second option. The purchase price of the preferred stock fractional amount is subject to adjustment for certain events as described in the Agreement. At the discretion of a majority of the Board and within a specified time period, the Company may redeem all of the rights at a price of $0.001 per right. The Board may also amend any provisions of the Agreement prior to exercise.

1
Includes 1,272,275 shares which could be acquired pursuant to stock options or warrants within 60 days.

Executive Officers

        Officers are elected annually by the Board of Directors. The Executive Officers of the Company as of December 31, 2001, are listed in the following table.

Executive Officers as of December 31, 2001

Name	Age	Position
Gilbert V. Levin	77	Chair, CEO, and Treasurer
David H. Affeldt	37	Director, President, and Chief Operating Officer
Roger A. Downs	55	Vice President of Operations
M. Karen Levin	82	Director and Vice President for Communications
Richard C. Levin	49	CFO and Vice President for Administration

        Dr. and Mrs. Levin's and Mr. Affeldt's professional experience are discussed above.

        Roger A. Downs was elected to the Office of Vice President of Operations on February 16, 2001. Mr. Downs previously served as Director of Business Development and Director of the Commercial Information Services Division, where he grew a strong health-related pharmaceutical program for the Firm. Prior to joining Spherix, he served as Senior Vice President-Quality Service at Standard Federal Savings Bank in Frederick, Maryland, Vice President-Sales at Dynatech Packet Technology in Springfield, Virginia, and Senior Vice President-Retail Banking at Bankers Trust Company in Des Moines, Iowa. Mr. Downs holds a M.P.A. from Drake University School of Public Administration in Des Moines, Iowa and a B.S. from Upper Iowa University in Fayette, Iowa.

        Richard C. Levin joined the Company in 1991 as Business Manager. Mr. Levin has progressed through various executive positions within the Company. In 2001, Mr. Levin was elected to the newly established position of CFO and Vice President for Administration. Prior to joining Spherix, he was the General Manager of the Catalyst Research Division of the Mine Safety Appliances Company. Mr. Levin holds a B.S. in business administration from the University of Baltimore and is a C.P.A. in the State of Maryland. Mr. Levin is the nephew of Dr. and Mrs. Levin.

Executive Compensation Tables

Summary of Compensation in Last Three Fiscal Years

        The following summary of compensation table sets forth the compensation paid by the Company during the three years ended December 31, 2001, to Executive Officers earning in excess of $100,000 during any year.

Summary of Compensation

Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation($)(2)	Restricted Stock Awards	No. of Securities Underlying Options (3)	LTIP Payouts($)	All Other Compensation($)
Gilbert V. Levin Chief Executive Officer	2001 2000 1999	224,400 213,700 213,700	32,584 106,850 —	7,200 7,200 7,200	— — —	5,000 5,000 2,000	— — —	4,250 4,250 3,094
M. Karen Levin Vice President for Communications	2001 2000 1999	92,500 88,100 132,150	8,059 30,835 —	7,200 7,200 7,200	— — —	2,000 2,000 1,000	— — —	2,773 3,194 2,375
David H. Affeldt President and Chief Operating Officer	2001 2000 1999	210,000 162,100 162,100	24,395 56,700 —	7,200 7,200 7,200	— — —	235,000 — —	— — —	4,250 2,431 —
Richard C. Levin CFO and Vice President for Administration	2001 2000 1999	135,000 119,782 119,782	10,281 39,375 —	7,200 7,200 7,200	— — —	107,500 15,000 1,500	— — —	3,972 2,813 2,897
Roger A. Downs Vice President, Operations	2001	120,000	10,075	7,200	—	1,500	—	3,503
(1)
Bonuses are based on the financial performance of the Company and are awarded by the Board of Directors pursuant to an incentive compensation plan.

(2)
Includes compensation expense for automobile allowances.

(3)
Represents the number of options.

Option Grants in Last Fiscal Year

        The following option grants table sets forth the total options granted by the Company during the year ended December 31, 2001, to the Executive Officers earning in excess of $100,000 during the year.

Option Grants

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price per Share ($)	Expiration Date
Gilbert V. Levin	5,000	1%	$10.505	11/15/2006
David H. Affeldt	220,000	59%	$ 6.313	2/15/2011
	15,000	4%	$ 9.55	11/15/2006
Roger A. Downs	1,500	0%	$ 9.55	11/15/2006
M. Karen Levin	2,000	1%	$ 9.55	11/15/2006
Richard C. Levin	7,500	2%	$ 9.55	11/15/2006
	100,000	27%	$ 9.34	12/13/2011

        The Spherix Incorporated Nonqualified Stock Option Plan (the "1987 Plan") was established in May 1987 to provide certain key employees having substantial responsibilities for the direction and management of the Company with an additional incentive to promote the success of the Company and to encourage them to remain in the employ of the Company. The 1987 Plan provided for the issuance of up to 4,400,000 shares of Common Stock. No further awards could be made under the 1987 Plan after May 14, 1997. As of December 31, 2001, there were 88,375 outstanding options granted to individuals including the above-named Officers, all of which were exercisable as of such date.

        The Spherix Incorporated 1997 Stock Option Plan (the "1997 Plan") was approved by the Company's Stockholders on May 15, 1998. The 1997 Plan provides for the grant of incentive stock options and non-qualified stock options to select employees of the Company. The 1997 Plan provides for the issuance of up to 1,000,000 shares of Common Stock. As of December 31, 2001, there were 528,200 outstanding options granted to individuals including the above-named Officers, including 102,252 that were exercisable as of such date.

Aggregated Options Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following aggregated options table sets forth the total options exercised during the year ended December 31, 2001, and fiscal year-end (FYE) 2001 option values for those Executive Officers earning in excess of $100,000 during the year.

Aggregated Options Exercises

Name	No. of Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at FYE Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FYE Exercisable ($)/ Unexercisable ($)
Gilbert V. Levin	—	—	30,250/9,750	83,167/11,921
David H. Affeldt	—	—	10,000/240,000	37,087/717,484
Roger A. Downs	—	—	4,000/4,750	12,350/10,466
M. Karen Levin	—	—	56,000/4,000	161,239/5,057
Richard C. Levin	—	—	46,750/140,250	172,432/54,734

Long-Term Incentive Plans—Awards in Last Fiscal Year

        There were no long-term Incentive Plan awards during 2001.

        To ensure the availability of their services to the Company after their retirement, Dr. and Mrs. Levin each has entered into a consulting agreement with the Company, under which they will provide the Company post-retirement consulting services of not less than twenty-four (24) days per year for ten (10) years at a daily rate equal to 125% of their respective maximum average daily rate of salary adjusted in subsequent years for changes in the cost of living. In addition, Dr. and Mrs. Levin and the Company have entered into supplementary retirement plan agreements pursuant to which they will receive retirement compensation based on the difference between seventy percent (70%) of their average annual total compensation, and their social security payments plus assumed returns from investment of their funded pension plans. The supplementary retirement plan is unfunded. No accruals for such were required in 2001. The Company has agreed to pay certain long term health insurance premiums for Dr. and Mrs. Levin following their retirement.

        Effective January 1, 1990, the Company established the Spherix Incorporated 401(k) Retirement Plan. The Plan is a discretionary defined contribution plan and covers substantially all employees who have attained the age of 21, have completed six months of service, and have worked a minimum of 500 hours. The Company matches an amount equal to 50% of the employees' contribution, up to 5% of the employees' eligible compensation. No Spherix stock has been bought by this fund or issued to it by the Company in lieu of cash contributions.

COMMITTEES

        Committees are appointed annually by the Chair.

Report of the Compensation Committee

        The following report of the Compensation Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report or the performance graphs by reference therein.

        The Company's compensation program for executives consists of four key elements:

  •
  a base industry competitive salary;

  •
  an annual review of the salary by the Board

  •
  a Company-performance-based annual bonus opportunity; and

  •
  stock options based on individual performance.

        The Compensation Committee believes that this four-part approach serves the interests of the Company and its shareholders. It enables the Company to meet the requirements of the highly competitive environment in which the Company operates, while ensuring that executive officers are compensated in a way that advances both the short-term and long-term interests of shareholders. Under this approach, compensation for these officers involves a high proportion of pay that is "at risk"—namely, the annual bonus and stock options. The annual bonus is based on Company performance in meeting or exceeding its Annual Business Plan and Critical Success Factors as determined by the Board. Stock options relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company's shareholders.

        Base Salary—Base salaries for the Company's executive officers, as well as changes in such salaries, are determined annually by the Board based upon recommendations of the Compensation Committee, taking into account such factors as competitive industry salaries, a subjective assessment of the nature of the position and the contribution and experience of the officer and the length of the officer's service.

        Annual Review—Executive officers' performances are reviewed annually by the Compensation Committee and recommendations for raises are made to the Board for its action.

        Annual Bonus—Annual bonuses for 2001 paid to executive officers of the Company were granted under the Company's Amended And Restated Incentive Compensation Plan (the "Incentive Plan"). The Incentive Plan, which pays awards in cash, is administered by the Board on the recommendation of the Compensation Committee. The Committee's recommendations are based on achievement of "expected," "excellent," or "outstanding" performance under the Company's Annual Business Plan. After the end of the year, the Committee determined that the 2001 targets had been met and, accordingly, the Board approved the payment of annual bonuses under the Incentive Plan. The amounts of the bonuses are set forth in the Executive Compensation Summary Table.

        Stock Options—The final component of the Company's executive compensation program is the grant of stock options. The number of options granted is based on each executive's individual performance, level of responsibility, and the Company's performance. As is the case with annual bonuses, the Compensation Committee recommends such awards to the Board for action. Stock options are used as incentives to motivate the key managers of the Company's operations as well as Company executive officers, and to induce the executive to remain in the employment of the Company. Accordingly, the Compensation Committee permits stock options to be exercisable with tenure requirement.

        As Chief Executive Officer, Dr. Levin is compensated pursuant to an employment agreement entered into in November 1995 and which, upon expiration in 2001, was extended on a month-by-month basis. The agreement, as amended, provides for an annual base salary of $233,400 and the opportunity for annual bonuses under the Incentive Plan. In November 2001, Dr. Levin was granted options for 5,000 shares of the Company's Common Stock under its 1997 Stock Option Plan. Dr. Levin was awarded a $32,584 bonus in February 2002 as a result of the Company meeting the 2001 performance targets.

        This report is submitted by the Compensation Committee of the Board of Directors:

                      Lionel V. Baldwin, Chair
                      Anne S. MacLeod
                      Thomas G. Moore

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of Spherix during the fiscal year ended December 31, 2001, consisted of Messrs. Lionel V. Baldwin, Thomas G. Moore, and Ms. Anne S. MacLeod. None of such individuals have served as an officer or employee of the Company nor is there any other relationship between any member of the Compensation Committee and the Company which is required to be disclosed under applicable proxy regulations.

Report of the Audit Committee

        The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

        During fiscal 2001, in overseeing the preparation of the Company's financial statements, the Audit Committee met with both management and the Company's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee's review included receipt of written disclosures and letter from the outside auditors as well as a discussion with the outside auditors of matters required pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

        With respect to the Company's outside auditors, the Committee, among other things, discussed with the auditors matters relating to their independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

        On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

        This report is submitted by the Audit Committee of the Board of Directors:

                      Thomas W. Gantt, Chair
                      Thomas G. Moore
                      Deborah S. Streb

Grant Thornton LLP Fees For Fiscal 2001

        Audit Fees.    Audit fees billed to the Company by Grant Thornton LLP with respect to the 2001 annual audited and quarterly reviewed financial statements were $71,600.

        Financial Information Systems Design And Implementation Fees.    No services were performed by, or fees incurred to, Grant Thornton LLP in connection with financial information systems design and implementation projects for 2001.

        All Other Fees.    All other fees billed by Grant Thornton LLP with respect to 2001 were $8,500 related to tax services.

        The Audit Committee considered whether the provision of services referenced above under "All Other Fees" is compatible with maintaining Grant Thornton's independence.

Performance Graph

        The following graph assumes $100 was invested on December 31, 1996 in Spherix common stock, the S&P 500 Index and the S&P small cap 600. It compares the cumulative total return on each, assuming reinvestment of dividends, for the five-year period ended December 31, 2001.

Cumulative Total Return
Based upon an initial investment of $100 on December 31, 1996 with dividends reinvested

		1996	1997	1998	1999	2000	2001
Spherix	Cum $	$100	$79	$109	$88	$80	$152
S&P 500	Cum $	$100	$133	$171	$208	$189	$166
S&P Small Cap 600	Cum $	$100	$126	$124	$139	$156	$166

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS
(Item 2 on the Proxy Card)

        The Board of Directors has reappointed the firm of Grant Thornton LLP to be the Company's independent accountants for the year 2002 and recommends that Stockholders vote "FOR" ratification of that appointment. The Company is advised that no member of the firm of Grant Thornton LLP has any interest, financial or otherwise, direct or indirect, in the Company. A representative from Grant Thornton LLP will attend the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer questions. If the Stockholders, by the affirmative vote of a majority of the shares of Common Stock represented at the Meeting, do not ratify the selection of Grant Thornton LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

        On April 5, 2000, PricewaterhouseCoopers LLP declined to stand for re-election as the independent accountants for the Company for calendar year 2000. The reports of PricewaterhouseCoopers LLP on the financial statements for the years 1999 and 1998 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for the years 1999 and 1998 and through April 5, 2000, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such years. During the fiscal years 1999 and 1998 and through April 5, 2000, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)). The Company requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to Securities and Exchange Commission stating whether or not it agrees with the above statements and PricewaterhouseCoopers LLP provided such a letter stating that it agrees with the foregoing.

OTHER BUSINESS
(Item 3 on the Proxy Card)

        As of the date of this statement, the management of Spherix Incorporated has no knowledge of any business that may be presented for consideration at the Annual Meeting, other than that described above. As to other business, if any, that may properly come before the Meeting, or any adjournment thereof, it is intended that the Proxy hereby solicited will be voted in respect of such business in accordance with the judgment of the Proxy holders.

STOCKHOLDER PROPOSALS

        Stockholders intending to present a proposal at the 2003 Annual Meeting of Stockholders must submit such proposals to the Company at 12051 Indian Creek Court, Beltsville, MD 20705, no later than December 3, 2002.

BY ORDER OF THE BOARD OF DIRECTORS,
Katherine M. Brailer, Corporate Secretary

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
SPHERIX® INCORPORATED

May 15, 2002

Please Detach and Mail in the Envelope Provided

A	☒	Please mark your votes as in this box.
		FOR all nominees listed at right (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed at right					FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS	☐	☐	Nominees:	David H. Affeldt Lionel V. Baldwin Thomas W. Gantt Gilbert V. Levin M. Karen Levin Anne S. MacLeod Thomas G. Moore Carol Y. Sanzhez Deborah S. Streb	2.	PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT ACCOUNTANTS OF THE CORPORATION FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.	☐	☐	☐
INSTRUCTION: to withhold authority to vote for any individual nominee(s), put an X in the FOR all nominees box and strike a line through the name(s) of nominee(s) not voted for in the list at the right.						3.	IN THEIR DISCRETION. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME UP BEFORE THE MEETING.
							I plan to attend the Annual Meeting in Beltsville, MD, at 2:00 p.m. on May 15, 2002			☐

This proxy will be voted as specified hereon. If no indication to the contrary is made hereon, this proxy will be voted for all nominees for Directors listed in Proposal 1 and for Proposal 2. SPHERIX'S DIRECTORS RECOMMEND A FOR VOTE ON EACH ITEM, AND SHARES WILL BE SO VOTED UNLESS OTHERWISE INDICATED.

			Dated	, 2002

PLEASE SIGN HERE AND RETURN PROMPTLY	PLEASE PRINT YOUR NAME	NUMBER OF SHARES VOTED

NOTE: If signing as Attorney, Administrator, Executor, Guardian or Trustee, please add your title as such.

SPHERIX® INCORPORATED
BOARD OF DIRECTORS PROXY
ANNUAL MEETING OF STOCKHOLDERS

        Gilbert V. Levin, M. Karen Levin and Katherine M. Brailer, or any of them, each with the power of substitution, are hereby appointed Proxies of the undersigned to vote all shares of Common Stock of Spherix Incorporated owned by the undersigned at the Annual Meeting of Stockholders, to be held at the Company headquarters, 12051 Indian Creek Court, Beltsville, Maryland, on May 15, 2002, at 2:00 p.m. EDT, or any adjournment thereof, upon the proposals set forth on the reverse and, in their discretion, upon all other matters as may properly be brought before the meeting.

(Continued and to be signed on the reverse side.)

QuickLinks

Notice of Annual Meeting of Stockholders to be held on May 15, 2002 and Proxy Statement
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS May 15, 2002
ELECTION OF DIRECTORS (Item 1 on the Proxy Card)
Executive Officers
Cumulative Total Return Based upon an initial investment of $100 on December 31, 1996 with dividends reinvested
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS (Item 2 on the Proxy Card)
OTHER BUSINESS (Item 3 on the Proxy Card)
STOCKHOLDER PROPOSALS